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EXHIBIT 5.1


January 24, 2002

PacificHealth Laboratories, Inc.
1480 Route 9 North, Suite 204
Woodbridge, New Jersey 07095


                     Re: Registration Statement on Form S-3
                         ----------------------------------

Gentlemen/Ladies:

We have acted as counsel to PacificHealth Laboratories (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement") relating to the registration of shares of the Company's common stock ("Common Stock") par value $.001 per share (the "Shares"). The shares are proposed to be sold pursuant to the Registration Statement by certain shareholders and holders of warrants for their own accounts. Of the Shares, 751,711 shares of Common Stock are presently outstanding (the "Outstanding Shares") and 276,875 shares represent Common Stock reserved for issuance upon the exercise of certain outstanding warrants (the "Underlying Shares").

We are familiar with the Registration Statement. We have reviewed the Company's Certificate of Incorporation and By-laws, each as amended to date. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and have made such other and further investigation, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examination of documents we have assumed the genuineness and authenticity of all original documents and the conformity to authentic original documents of all copies.

On the basis of the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable and (ii) the Underlying Shares, when issued and sold upon the exercise of warrants as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Pennsylvania and our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.


Very truly yours,


/s/ ECKERT SEAMANS CHERIN & MELLOTT, LLC





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